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                                     EXHIBIT 6.1

               MANAGEMENT AGREEMENT WITH CAPITAL MANAGEMENT GROUP, INC.




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                                 MANAGEMENT AGREEMENT




     AGREEMENT made September 21, 1998, between SFG MORTGAGE AND INVESTMENT COMPANY, INC., a Washington corporation with offices located at 923 Powell Avenue SW, Suite 101, Renton, WA, 98055 ("SFG MORTGAGE"), and CAPITAL MANAGEMENT GROUP, INC., a Washington corporation with offices located at 923 Powell Avenue SW, Suite 101, Renton, WA, 98055 ("CMGI").

     Whereas SFG MORTGAGE has been formed to engage in non-conventional mortgage lending and real estate investment activities, and

     Whereas SFG MORTGAGE has agreed to retain CMGI in the capacity of supervisory managing agent upon the terms and conditions hereinafter set forth,

     Now, therefore, in consideration of the foregoing and the covenants hereinafter contained, it is mutually agreed as follows:

     1. EMPLOYMENT OF AGENT. SFG MORTGAGE hereby employs CMGI to act in the capacity of supervisory managing agent to perform the administrative and ministerial functions with respect to the conduct of SFG MORTGAGE's mortgage lending business as set forth herein. Provided that, CMGI shall at all times serve in its capacity as supervisory managing agent at the direction of SFG MORTGAGE's managers who shall set all policies for SFG MORTGAGE.

     2. UNDERTAKING OF AGENT. CMGI shall devote such time and attention as it considers proper and necessary to act in the capacity of supervisory managing agent, to conduct the mortgage lending and real estate investment activities of SFG MORTGAGE, including but not limited the following: to prepare for execution such contracts, deeds, assignments, releases, and other instruments as are necessary to conduct SFG MORTGAGE's mortgage lending and real estate investment business; to maintain all records of the interest of SFG MORTGAGE's Debenture holders; to arrange for the preparation and execution of all Debentures and assignments of Debentures issued by SFG MORTGAGE and to record the issuance and assignments of such Debentures; to maintain SFG MORTGAGE's financial books and records; and to calculate and make all payments due under the Debentures; and to calculate and pay all expenses from its own account incurred in the ordinary course of the business of SFG MORTGAGE. In addition, CMGI will supervise the maintenance of SFG MORTGAGE's books and records, prepare all necessary tax and information returns of SFG MORTGAGE, and prepare and distribute to SFG MORTGAGE's various partners an annual profit and loss statement and balance sheet of SFG MORTGAGE. All costs related thereto shall be borne by CMGI.

     CMGI shall also pay all expenses incurred by SFG MORTGAGE related to the offer and sale of the Debentures by SFG MORTGAGE, in an amount estimated at One Hundred Thousand Dollars ($100,000). CMGI may borrow up to Sixty Thousand Dollars ($60,000) from SFG MORTGAGE to pay these expenses. The terms of such loans shall require that payments of principal and interest


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due to SFG MORTGAGE be made from the amounts due to CMGI under paragraph 3 of this agreement as its management fee and/or overhead allowance and shall be paid to SFG MORTGAGE in the form of an offset equal to fifty percent (50%) of all amounts to be paid to CMGI under paragraph 3, until any such loan is paid in full. Such loans shall be interest at the rate of thirteen percent (13%) per annum.

     3. COMPENSATION AND REIMBURSEMENT OF AGENT. SFG MORTGAGE shall pay to CMGI as full compensation for all services rendered by CMGI a yearly sum in an amount equal to one and one-half percent (1.5%) of the then outstanding total principal balance due under all Debentures issued by SFG MORTGAGE, payable in equal quarterly installments at the end of each and every calendar quarter during the term of this agreement, commencing with the end of the first quarter from the date hereof. SFG MORTGAGE shall pay to CMGI as full reimbursement for all expenses incurred and paid by CMGI on SFG MORTGAGE's behalf, a yearly sum of in amount equal to one percent (1%) of the then outstanding principal balance due under all Debentures issued by SFG MORTGAGE, payable in equal quarterly installments at the end of each and every calendar quarter during the term of this agreement, commencing with the end of the first quarter from the date hereof. Payment of all such amounts due hereunder shall be subordinated to payment of the Company's payment of all amounts currently due under the Debentures.

     4. TERMINATION OF AGREEMENT. This agreement shall terminate if any of the following events shall occur:

     (a)   Termination and dissolution of SFG MORTGAGE.

     (b)   Misconduct on the part of CMGII.

     5. TERM. This agreement shall continue for a period of five (5) years from the date hereof, and shall be automatically renewed for additional two (2) year periods thereafter, unless terminated by either party upon written notice sent to the other party not less than sixty (60) days before any expiration date.

     6. ARBITRATION. The parties shall submit any dispute as to the application or interpretation of any term of this agreement to arbitration under the governing rules and regulations of the American Arbitration Association in the City of Seattle. Any arbitration hereunder shall be by three arbitrators. The parties shall bear equally the cost of such arbitrators unless the arbitrators determine that either party is acting in bad faith, in which event the arbitrators may require such party to bear the entire cost of the arbitration.

     7. MODIFICATION. This agreement may not be modified, altered, or amended in any manner except by a written agreement executed by both parties.

     8. ASSIGNMENT. This agreement is not assignable by either party without the express written consent of the other.


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     9.  ENTIRE AGREEMENT.  This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

     10. NOTICES. All notices under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addressed to the parties at their last known addresses.

     11. NON-WAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     12. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     13. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Washington.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     15. BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors, and assigns.

     In witness whereof the parties hereto have hereunto set their hands and seals the day and year first above written.

                                   SFG MORTGAGE AND INVESTMENT
                                   COMPANY, INC.


                                   By /s/John Odegard
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                                       John Odegard, President


                                   CAPITAL MANAGEMENT GROUP, INC.


                                   By /s/Gregory B. Elderkin
                                     -------------------------------
                                      Gregory B. Elderkin, Vice-President


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